                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                         NATURAL WONDERS
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             [NATURAL WONDERS LOGO]

                             NATURAL WONDERS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2000

Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Natural Wonders, Inc., a Delaware corporation (the "Company"), to be held on May 23, 2000 at 9:00 a.m. at the principal offices of the Company, located at 4209 Technology Drive, Fremont, California 94538, for the following purposes:

    1. To elect two (2) Class I directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending February 3, 2001.

    3.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on April 11, 2000 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ Peter G. Hanelt

                                          PETER G. HANELT
                                          CHIEF EXECUTIVE OFFICER, PRESIDENT
                                          AND CHIEF FINANCIAL OFFICER

Fremont, California
April 17, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------

VOTING RIGHTS...............................................      1

NOMINATION AND ELECTION OF DIRECTORS........................      2
    Meetings of the Board of Directors and Committees.......      4
    Compensation of Directors...............................      4

APPOINTMENT OF INDEPENDENT AUDITORS.........................      5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      6

EXECUTIVE OFFICERS OF THE COMPANY...........................      9

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS............     11
    Compensation of Executive Officers......................     11
    Stock Options Granted in Fiscal 1999....................     12
    Option Exercises and Fiscal 1999 Year-End Values........     13
    Employment Contracts and Change of Control
     Arrangements...........................................     13
    Compliance with Section 16(a) of the Securities Exchange
     Act of 1934............................................     14

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................     15
    Overview and Policies for Fiscal Year 1999..............
    Chief Executive Officer Compensation....................     16
    Deductibility of Executive Compensation.................     17

COMPARISON OF STOCKHOLDER RETURN............................     18

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL
  MEETING...................................................     19

TRANSACTION OF OTHER BUSINESS...............................     19

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                             NATURAL WONDERS, INC.
                             4209 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                 (510) 252-9600

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Natural Wonders, Inc., a Delaware corporation (the "Company"), of Proxies for use at the Annual Meeting of Stockholders to be held on May 23, 2000, or any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Proxy are first being sent to stockholders on approximately April 20, 2000. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in so doing. The Annual Report for the fiscal year ended January 29, 2000 ("Fiscal 1999"), including financial statements, is being mailed to stockholders concurrently with the mailing of this Proxy Statement.

                                 VOTING RIGHTS

    The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 11, 2000 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 7,837,406 shares of the Company's Common Stock outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by Proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

    All shares represented by valid Proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the President of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.

    Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than February 14, 2001.

                                  PROPOSAL ONE
                      NOMINATION AND ELECTION OF DIRECTORS

    The Company has a classified Board of Directors consisting of three classes, with the classes serving for staggered three year terms. Currently, there is one director in Class III and two directors each in Class I and Class II. Two
Class I directors are to be elected at the Annual Meeting, whose term will then expire at the Annual Meeting of Stockholders in 2003. The term of each Class II director will expire at the Annual Meeting of Stockholders in 2001. The term of the Class III director will expire at the Annual Meeting of Stockholders in 2002.

    The Board's nominees for election as Class I directors at the Annual Meeting are Bruce Beda, a current Class I member of the Board of Directors, and Ronald
S. Staffieri, who is not currently a member. David H. Folkman, the other current Class I director will not be standing for re-election. If elected, each nominee will serve as a director until the earlier to occur of (i) the Company's Annual Meeting of Stockholders in 2003; or (ii) his resignation or the vacancy of his office as a result of death, removal, or other cause in accordance with the Bylaws of the Company. The Board knows of no reason why the nominees should be unable or unwilling to serve. However, if the nominees should for any reason be unable or unwilling to serve, the Proxies will be voted for such substitute nominees as Management may designate. Proxies may not be voted for more than two nominees.

    THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN. If a quorum is present and voting, the two nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the vote.

    The names of the Class I nominees for director and certain information about them is set forth below. The names of directors and certain information about the Class II and Class III directors with unexpired terms are also set forth below.

NAME                                       POSITIONS WITH THE COMPANY         AGE      DIRECTOR SINCE
----                                  ------------------------------------  --------   --------------
NOMINEES FOR CLASS I DIRECTORS:

Bruce Beda..........................  Director                                 59           2000

Ronald S. Staffieri.................  None                                     50             --

CONTINUING CLASS III DIRECTOR WHOSE TERM WILL EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2002:

Pearson C. Cummin III...............  Director and Chairman of the Board       57           1988

CONTINUING CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2001:

Peter G. Hanelt.....................  Chief Executive Officer, President,      54           1997
                                      Chief Financial Officer and Director

Julius Jensen III...................  Director                                 66           1996

    PEARSON C. CUMMIN III has served as Chairman of the Board since March 1997 and as a director of the Company since July 1988. Mr. Cummin has served as a general partner of Consumer Venture Partners, a venture capital investment firm since January 1986. Mr. Cummin is a director of Pacific Sunwear of California, Inc. and of Boston Beer Company, Inc.

    PETER G. HANELT has served as a director of the Company since March 1997 and was appointed Chief Executive Officer and Chief Financial Officer effective October 19, 1998, and President effective April 6, 1999. Mr. Hanelt was appointed Interim Chief Executive Officer and Interim President effective
May 1, 1998 through October 19, 1998. Additionally, Mr. Hanelt served as Acting Chief Financial Officer and Acting Chief Operating Officer of the Company from January 22, 1998 to October 19, 1998. In 1997, Mr. Hanelt served as a Retail and Wholesale Consumer Products Consultant. Mr. Hanelt served as Chief Operating Officer and Chief Financial Officer of Esprit De Corp, an apparel manufacturer, wholesaler and retailer, from October 1993 to February 1997, and as President, Retail Division of Esprit De Corp from August 1995 to April 1996. Also,
Mr. Hanelt served as Vice President, Finance and Operations of Saint Francis Memorial Hospital, a private hospital from September 1992 to October 1993, and Acting Chief Operating Officer and Chief Financial Officer of Post Tool, Inc., a multi-state retailer of power and hand tools, from August 1990 to September 1992. Mr. Hanelt serves as a director on the board of directors of the Shoe Pavilion, Inc., Iwerks Entertainment, Inc., Patelco Credit Union and InterHealth Nutraceuticals, Incorporated.

    RONALD S. STAFFIERI is not currently a director of the Company.
Mr. Staffieri is one of the Board's nominees for election as a director at the Annual Meeting. Mr. Staffieri has served as President of Waldenbooks, a subsidiary of Borders Group, Inc (BGI). since April 1999. Prior to that, he was the Chief Administrative Officer for BGI from January 1998 to April 1999 and President of Borders Outlet, another subsidiary of BGI, from August 1997 to January 1998. Mr. Staffieri was President and Chief Executive Officer of Lil' Things, a superstore chain of high quality children's products from April 1994 to August 1997, and Kay-bee Toy and Hobby from April 1990 to January 1994. Prior to that, he was President of Things Remembered, a multi-state, mall based, gift retailer, from April 1986 to April 1990. Mr. Staffieri does not presently serve on the board of directors of any company.

    BRUCE BEDA has served as a director of the Company since January 2000.
Mr. Beda has served as President and Chief Executive Officer of Orion Partners LLP, a private investment and consulting company, since February 1995. From December 1986 to January 1995, Mr. Beda served as Chief Financial Officer of Venturedyne Ltd., a private manufacturing conglomerate. Mr. Beda presently serves on the board of directors of Stifel Financial Corp., ECC International Corp. and Iwerks Entertainment, Inc. Mr. Beda replaced Peter L. Harris who resigned from his position as a director of the Company, effective November 15, 1999.

    JULIUS JENSEN III has served as a director of the Company since
February 1996. Mr. Jensen has served as a general partner of Copley Venture Partners, a venture capital investment firm since April 1982. Mr. Jensen is a director of Pacific Sunwear of California, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During Fiscal 1999, the Board of Directors held seven meetings. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Company does not have a nominating committee of the Board. No director attended fewer than 75% of the Board meetings or meetings of the Committee upon which such director served.

    The members of the Audit Committee are Pearson C. Cummin III and Julius Jensen III. The functions of the Audit Committee include (i) recommending the independent auditors to the Board, (ii) reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, (iii) reviewing the annual and quarterly financial reports with the auditors and management, and (iv) setting the scope and reviewing the results of the internal audit function. Two face-to-face meetings of the Audit Committee were held in Fiscal 1999. In addition, the Audit Committee convened quarterly telephone meetings.

    The members of the Compensation Committee are Pearson C. Cummin III and Julius Jensen III. The function of the Compensation Committee is to make recommendations concerning salary and incentive compensation for officers and employees of the Company. One telephone meeting of the Compensation Committee was held in Fiscal 1999.

COMPENSATION OF DIRECTORS

    Three of the Company's directors, Pearson C. Cummin III, Julius Jensen III and Peter G. Hanelt, did not receive any cash compensation for their services as members of the Board of Directors during Fiscal 1999. Two of the Company's directors, Peter L. Harris, and David H. Folkman, had compensation agreements for their services as members of the Board of Directors whereby they were paid $3,000 per fiscal quarter, plus a $500 per person fee for each committee meeting they attended. Mr. Folkman did not receive compensation for his services for the period of time during 1999 that he was an executive officer and Mr. Harris resigned his position effective November 15, 1999. As a result, total cash compensation for Mr. Folkman was $10,000 and Mr. Harris was paid $6,000.
Mr. Beda did not receive any compensation in 1999, since he was not elected to the Board until January 11, 2000. The Company also reimburses its Directors for expenses incurred in attending each Board and Committee meeting.

    The Company's 1993 Outside Directors Stock Option Plan (the "Directors Plan") provides that upon initial election to the Board, each new non-employee director will receive a one-time grant of an option to purchase 12,000 shares of the Company's Common Stock. The Directors Plan also provides for subsequent grants to each non-employee director, on each anniversary date of the initial grant, of an option to purchase 4,000 shares of Common Stock. The exercise price of all options granted to directors has been at fair market value at the date of grant, and the options vest over a three year period.

                                  PROPOSAL TWO
                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board has selected Deloitte & Touche LLP to serve as independent auditors to audit the financial statements of the Company for the fiscal year ending February 3, 2001. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal 1988. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER TWO. In the event that ratification by the stockholders of the appointment of Deloitte & Touche LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

    The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by Proxy, is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 2000, by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors, (iii) the Named Executive Officers (as defined below), and
(iv) all current directors and executive officers of the Company as a group.

                                                                         AMOUNT OF     PERCENT OF
                                                                         BENEFICIAL   COMMON STOCK
NAME OF BENEFICIAL OWNER OR GROUP AND NATURE OF BENEFICIAL OWNERSHIP(1)  OWNERSHIP    OUTSTANDING
-----------------------------------------------------------------------  ----------   ------------
Centennial Associates, L.P.(2) ..................................        1,583,374        20.2%
  900 Third Avenue
  New York, NY 10022

Robert S. Rubenstein(3) .........................................          878,704        11.2%
  2341 El Camino Real
  Redwood City, CA 94063

Grace & White, Inc.(4) ..........................................          820,500        10.5%
  515 Madison Ave, Suite 1700
  New York, NY 10022

Dimensional Fund Advisors I(5) ..................................          434,900         5.5%
  1299 Ocean Ave, 11th Floor
  Santa Monica, CA 90401

Norwest Equity Partners IV(6) ...................................          410,062         5.2%
  2800 Piper Jaffray Tower
  222 South Ninth Street
  Minneapolis, MN 55402

Copley Partners 2, L.P.(7) ......................................          409,074         5.2%
  Federal Reserve Plaza
  600 Atlantic Plaza, 13th Floor
  Boston, MA 02110

Pearson C. Cummin III(8).........................................          287,560         3.7%

Julius Jensen III(9).............................................          463,174         5.9%

Peter G. Hanelt(10)..............................................           66,943           *

David H. Folkman(11).............................................           58,414           *

Bruce Beda.......................................................            6,000           *

Kenneth G. Norton(12)............................................            2,124           *

William J. Soncini(13)...........................................           26,625           *

Denise A. Ellwood(14)............................................            6,940           *

Debbie M. Wibbenmeyer............................................               --          --

Michael L. Cape(15)..............................................            3,150           *

Charles E. Reynolds(16)..........................................           21,500           *

Catherine S. Klein(17)...........................................            3,841           *

All directors and executive officers as a group (12 persons)(18)...        946,271        11.8%

------------------------

*   Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The table is based upon information supplied by the directors, officers and principal stockholders.

(2) According to a Schedule 13G filed with the Securities and Exchange Commission, (the "SEC") dated October 18, 1999, Centennial Associates L.P. has sole voting and dispositive power with respect to all of such shares.

(3) Includes 44,400 shares held in trust for the benefit of Mr. Rubenstein's children and 3,000 shares held by Mr. Rubenstein's wife for herself and as custodian for her children. Mr. Rubenstein disclaims beneficial ownership of such shares.

(4) According to Schedule 13G filed with the SEC dated February 8, 2000, Grace & White, Inc. holds sole voting power with respect to 64,600 of the shares, but holds no voting power (whether sole, shared or otherwise) with respect to the additional 755,000 shares of which it is beneficial owner. Grace & White, Inc. is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5) According to Schedule 13G filed with the SEC dated February 4, 2000, Dimensional Fund Advisors I holds sole voting and dispositive power with respect to all such shares. Dimensional Fund Advisors I is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

(6) According to a Schedule 13G filed with the SEC dated February 3, 1998, Norwest Equity Partners IV has shared voting and investment power with respect to such shares with its affiliates Itasca Partners, Robert F. Zicarelli and Daniel J. Haggerty.

(7) According to a Schedule 13G filed with the SEC dated February 10, 1994, Copley Partners 2, L.P. has shared voting and investment power with respect to all of such shares. Mr. Jensen, a director of the Company, is a general partner of Copley Partners 2, L.P. See footnote 9.

(8) Includes 28,001 shares subject to stock options which are exercisable within 60 days of March 31, 2000, and 201,450 shares beneficially owned by Consumer Venture Partners II, L.P. In his capacity as a general partner of Consumer Venture Associates II, L.P., the sole general partner of Consumer Venture Partners II, L.P., Mr. Cummin has shared voting and investment power with respect to all such 201,450 shares and may be deemed to beneficially own such shares. Also includes 1,826 shares held by the Consumer Venture Group, Inc. Profit Sharing Plan Trust for Pearson Cummin and 278 shares held by the Consumer Venture Group, Inc. Profit Sharing Plan Trust and may be deemed to beneficially own such shares. Mr. Cummin disclaims beneficial ownership of such shares.

(9) Includes 20,001 shares subject to stock options, which are exercisable within 60 days of March 31, 2000. Also includes 20,000 shares held by Mr. Jensen's wife, and 409,074 shares beneficially owned by Copley Partners 2, L.P., of which Mr. Jensen is a general partner. In his capacity as a general partner of Copley Partners 2, L.P., Mr. Jensen has shared voting and investment power with respect to all 409,074 shares and may be deemed to beneficially own such shares. Mr. Jensen disclaims beneficial ownership of such shares. See footnote 7.

(10) Includes 49,493 shares subject to stock options exercisable within 60 days of March 31, 2000, 2,900 shares held by Peter G. Hanelt, an Accountancy Corporation, 7,250 shares held by Peter G. Hanelt IRA, 2,500 shares held with Mr. Hanelt's wife, and 4,800 shares held with Jeffrey Hanelt, Mr. Hanelt's son.

(11) Includes 22,000 shares held by the Folkman Living Trust dated June 12, 1990, of which Mr. Folkman and his wife are co-trustees. Also includes 33,414 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

(12) Includes 370 shares held by the Kenneth G. Norton and Angela H. Norton Living Trust dated February 24, 1993, of which Mr. Norton and his wife are co-trustees.

(13) Includes 13,125 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

(14) Includes 5,500 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

(15) Includes 2,400 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

(16) Includes 6,500 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

(17) Includes 1,883 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

(18) Includes 160,317 shares subject to stock options, which are exercisable within 60 days of March 31, 2000.

                       EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company and their ages as of March 31, 2000 are as follows:

NAME                                          AGE                POSITION WITH COMPANY
----                                        --------   ------------------------------------------

Peter G. Hanelt...........................     54      Chief Executive Officer, President, Chief
                                                       Financial Officer

Kenneth G. Norton.........................     52      Executive Vice President, General
                                                       Merchandising Manager

William J. Soncini........................     45      Senior Vice President, Operations

Denise A. Ellwood.........................     42      Vice President of Merchandising

Debbie M. Wibbenmeyer.....................     42      Vice President, Merchandise Planning and
                                                       Allocation

Michael L. Cape...........................     38      Vice President of Marketing and Visual

Catherine S. Klein........................     41      Controller

    PETER G. HANELT was appointed Chief Executive Officer and Chief Financial Officer effective October 19, 1998, and President effective April 6, 1999.
Mr. Hanelt was appointed Interim Chief Executive Officer and Interim President effective May 1, 1998 through October 19, 1998. Additionally, Mr. Hanelt served as Acting Chief Financial Officer and Acting Chief Operating Officer of the Company from January 22, 1998 to October 19, 1998. In 1997, Mr. Hanelt served as a Retail and Wholesale Consumer Products Consultant. Mr. Hanelt served as Chief Operating Officer and Chief Financial Officer of Esprit De Corp, an apparel manufacturer, wholesaler and retailer, from October 1993 to February 1997, and as President, Retail Division of Esprit De Corp from August 1995 to April 1996. Also, Mr. Hanelt served as Vice President, Finance and Operations of Saint Francis Memorial Hospital, a private hospital from September 1992 to October 1993, and Acting Chief Operating Officer and Chief Financial Officer of Post Tool, Inc., a multi-state retailer of power and hand tools, from August 1990 to September 1992.

    KENNETH G. NORTON has been Executive Vice President and General Merchandise Manager since October 1998. Mr. Norton joined Natural Wonders from Williams-Sonoma, Inc., where he served as Senior Vice President, Merchandising, Retail and Catalog for the Hold Everything division as well as the Chambers and Gardeners Eden catalogs and the Williams-Sonoma outlet concepts. Prior to his association with Williams-Sonoma, Mr. Norton was Vice President, General Merchandise Manager, Natural Wonders, Inc., from 1989 through 1992. Prior to this, he held executive merchandising positions with the Emporium, a division of Carter Hawley Hale as well as Macy's West.

    WILLIAM J. SONCINI was promoted to Senior Vice President in January 2000 after having served as Vice President, Operations since December 1997. Prior to joining the Company, he served as Vice President of Stores for Lil' Things, a superstore chain of high quality children's products, from January 1995 to April 1997, and as a Vice President of Paul Harris Stores, Inc., a specialty retailer of women's apparel, from October 1994 to January 1995. From
January 1992 to October 1994, he was a Vice President of Kay-Bee Toy and Hobby, a national retailer of children's toys.

    DENISE A. ELLWOOD was promoted to Vice President of Merchandising in January 2000 after having served as Divisional Merchandise Manager since December 1998 and Vice President, Merchandise Planning and Allocation from
July 1998 to December 1998. Prior to joining the Company, Ms. Ellwood was with Federated Department Stores as a Director of Product Development from
March 1996 to March 1997 and was Vice President Merchandising/Production at Esprit De Corp from July 1994 to December 1995. From October 1992 to June 1994, Ms. Ellwood was an Owner/Distributor of the Don Schiel Collection, Australia.

    DEBBIE M. WIBBENMEYER joined Natural Wonders in September 1999 as Vice President of Merchandise Planning and Allocation, from Warner Bros. Studio Stores where she served as Director of Planning and Allocation from October 1996 until August 1999. Prior to her association with Warner Bros., Ms. Wibbenmeyer was Director of Inventory Management for Hanna Andersson; a Portland based children's apparel catalog company from May 1994 through October 1995. Ms. Wibbenmeyer has also held positions as Inventory Manager for the Pottery Barn retail division of Williams-Sonoma from October 1991 through May 1993; and with Businessland, Gymboree and The Gap prior to that.

    MICHAEL L. CAPE was promoted to Vice President of Marketing and Visual in January 2000 after having joined the Company in January 1999 as the Director of Marketing and Visual. Prior to joining Natural Wonders, Mr. Cape was with Mervyn's Department Stores from 1989 through 1998, where he was Manager of In-Store Marketing and Planning when he left. While at Mervyn's, he also held positions as Graphics Manager for Creative Services and Visual Merchandising as well as Art Director, Visual Merchandising. Prior to that, was the Principal and Creative Director of his own firm, Cape and Associates.

    CATHERINE S. KLEIN has been the Controller of Natural Wonders since
June 1998. She joined the Company in November 1997 as the Manager of Financial Planning and Analysis. Prior to joining Natural Wonders, Ms. Klein lived in Baltimore, Maryland and was a Vice President of Finance for NationsBank, now Bank of America, from January 1989 through June 1997. Prior to this, she was the Manager of the International Division of Commercial Credit, now part of Citigroup, from September 1987 through December 1988. Before that, Ms. Klein was a management consultant in the Denver and Washington, D.C. offices of Coopers & Lybrand.

                EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes all compensation paid or accrued by the Company during the last three years to (i) the Chief Executive Officer of the Company during Fiscal 1999 and (ii) four other executive officers of the Company as of January 29, 2000 whose total salary and bonus for the fiscal year ended January 29, 2000 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                   ---------------------------------------   --------------------------
                                                                                       AWARDS
                                                                             --------------------------
NAME AND PRINCIPAL                                           OTHER ANNUAL     RESTRICTED    SECURITIES
POSITION DURING                                              COMPENSATION    STOCK AWARDS   UNDERLYING       ALL OTHER
FISCAL 1999               YEAR     SALARY ($)   BONUS ($)       ($)(1)           ($)        OPTIONS (#)   COMPENSATION(2)
------------------      --------   ----------   ----------   -------------   ------------   -----------   ----------------
Peter G. Hanelt(3) ...    1999      340,564          --            --             --               --            167
  Chief Executive         1998       96,431          --            --             --          301,443        278,118(4)
  Officer, Chief
  Financial Officer,
  President

Kenneth G. Norton(5) .    1999      340,533     150,000(6)         --             --               --            167
  Executive Vice
  President, General
  Merchandising
  Manager

William J.                1999      176,342          --            --             --           37,500         27,971(8)
  Soncini(7) .........    1998      159,057          --            --             --            2,500         78,728(9)
  Senior Vice
  President,
  Operations

Denise A.                 1999      160,232          --            --             --            3,000             79
  Ellwood(10) .
  Vice President of
  Merchandising

Charles E.                1999      110,537          --            --             --               --             54
  Reynolds ...........    1998      102,078          --            --             --               --             50
  Director of
  Distribution

------------------------

(1) Unless otherwise specified, the total amount of personal benefits paid to any executive officer during the fiscal year was less than the lesser of (i) $50,000, and (ii) 10% of such executive officer's total reported salary and bonus.

(2) Except as separately noted, the amount included under "All Other Compensation" represents the value of term life insurance and long-term disability premiums paid by the Company for the benefit of each named officer.

(3) Mr. Hanelt was hired as a permanent, full-time executive officer effective October 19, 1998.

(4) Includes, in addition to the amounts reflected in note 2 above, $268,500 received as consulting fees, for services performed prior to October 19, 1998 as Acting Chief Operating Officer and Acting Chief Financial Officer and $9,571 for services performed as a director.

(5) Mr. Norton was hired as an executive officer in October 1998.

(6) Amount forgiven of $450,000 loan to Mr. Norton, per his written employment agreement. See "Employment Contracts and Change of Control Arrangements" on page 15.

(7) Mr. Soncini was hired as an executive officer in November 1997.

(8) Includes, in addition to the amounts reflected in note 2 above, relocation expenses of $27,885 paid in connection with Mr. Soncini's hiring in 1997.

(9) Includes, in addition to the amounts reflected in note 2 above, relocation expenses of $78,650 paid in connection with Mr. Soncini's hiring in 1997.

(10) Ms. Ellwood was hired as an executive officer in July 1998.

STOCK OPTIONS GRANTED IN FISCAL 1999

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during Fiscal 1999 to the Named Executive Officers:

                       OPTION GRANTS IN 1999 FISCAL YEAR

                                 INDIVIDUAL GRANTS
------------------------------------------------------------------------------------   ---------------------
                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                  NUMBER OF    % OF TOTAL                                 ANNUAL RATES OF
                                  SECURITIES    OPTIONS                                     STOCK PRICE
                                  UNDERLYING   GRANTED TO                                APPRECIATION FOR
                                   OPTIONS     EMPLOYEES    EXERCISE OR                   OPTION TERM(1)
                                   GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   ---------------------
NAME                                (#)(2)        YEAR       ($/SH)(3)       DATE         5%          10%
----                              ----------   ----------   -----------   ----------   ---------   ---------
Peter G. Hanelt.................        --            --           --            --          --          --
Kenneth G. Norton...............        --            --           --            --          --          --
William J. Soncini..............    10,000       5.8599%      $4.5000       2/10/09     $28,300     $71,718
                                     7,500       4.3950%      $3.8750       6/23/09     $18,277     $46,318
                                    20,000      11.7199%      $2.1250       9/29/09     $26,728     $67,734
Denise A. Ellwood...............     3,000       1.7580%      $2.1250       9/29/09     $ 4,009     $10,160
Charles E. Reynolds.............        --            --           --            --          --          --

------------------------

(1) The "Potential Realizable Value" is based on the term of the option at the time of grant, and potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) All options were granted under the Company's 1993 Amended and Restated Omnibus Stock Plan and vest over a five year period at the rate of one-fifth on the first anniversary of the date of grant and 1/60th per month thereafter for each full month of the optionee's continuous employment with the Company.

(3) All options granted in Fiscal 1999 have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

OPTION EXERCISES AND FISCAL 1999 YEAR-END VALUES

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in Fiscal 1999 and unexercised options held as of January 29, 2000, by the Named Executive Officers:

                          AGGREGATED OPTION EXERCISES
                           AND FISCAL YEAR-END VALUES

---------------------------------------------------------------------------------------   ------------------------------
                                                                                               VALUE OF UNEXERCISED
                                    SHARES                   NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                   ACQUIRED                    OPTIONS AT 1/29/00                   1/29/00(1)
                                      ON       VALUE     ------------------------------   ------------------------------
NAME                               EXERCISE   REALIZED   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
----                               --------   --------   --------------   -------------   --------------   -------------
Peter G. Hanelt..................      --          --        44,094          257,349               --              --
Kenneth G. Norton................      --          --            --          250,000               --              --
William J. Soncini...............      --          --         9,125           50,875               --              --
Denise A. Ellwood................      --          --         4,500           13,500               --              --
Charles E. Reynolds..............      --          --         6,083              417               --              --

------------------------

(1) Based on the value of $1.06 per share, which was the closing price of the Company's Common Stock on January 29, 2000. The value shown is for all outstanding in-the-money options regardless of vesting restrictions.

(2) For Messrs. Soncini, Reynolds and Ms. Ellwood, options vest over a five-year period at the rate of one-fifth on the first anniversary of the date of grant and 1/60th per month thereafter for each full month of the optionee's continuous employment with the Company. For Messrs. Hanelt and Norton, the 250,000 options granted under the Stock Plan vest based on the Company's stock price performance. These options vest in different share amounts, upon achieving certain stock prices, which range from $8 per share to $28 per share. Any remaining unvested shares vest seven years after the date of the option grant. The remainder of Mr. Hanelt's shares were granted under the Directors Plan and vest over three years.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company's Director Plan provides that in the event of a "Transfer of Control" of the Company (as defined in the Plan), all outstanding options granted under the Directors' Plan would immediately vest and be exercisable prior to the Transfer of Control. Options which are not exercised as of the date of the Transfer of Control would be terminated.

    Mr. Hanelt is employed at will, and either Mr. Hanelt, or the Company, may terminate the relationship, at any time, with or without cause, upon thirty days notice.

    The Company entered into a written employment agreement with Kenneth Norton as of October 19, 1998, whereby Mr. Norton serves as Executive Vice President, General Merchandise Manager of the Company. Pursuant to this agreement, Mr. Norton's employment with the Company until October 18, 2002 is terminable by him or by the Company at any time with or without cause, subject to the payment of certain benefits, including up to one year's base salary, upon termination. The Company also agreed to loan Mr. Norton $450,000. The Company will forgive $150,000 of the balance after twelve months, and the remainder of the loan will be equally forgiven each month in the 24 months thereafter. Upon termination, the entire loan may be forgiven, under certain circumstances.

    The Company entered into a written employment agreement with Kathleen Chatfield as of September 15, 1997, whereby Ms. Chatfield served as President and Chief Executive Officer of the Company.

Pursuant to this agreement, Ms. Chatfield's employment with the Company was for no specified term and was terminable by her or by the Company at any time with or without cause, subject to the payment of certain benefits upon termination. The agreement further provided that Ms. Chatfield would receive additional benefits if she remained with the Company through May 1, 1998. Ms. Chatfield resigned effective May 1, 1998, and, in accordance with the terms of her employment agreement, she was entitled to receive an amount equal to her final annual base salary, which is being paid in sixty bi-weekly payments commencing on May 1, 1998, plus reimbursement for employee benefits for a period of twelve months.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were satisfied.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the Company's policies and practices and it approves all elements of compensation for executive officers and certain other senior management. The Committee also is responsible for evaluating the performance of executive officers and senior management, and serves as the nominating committee for the Board of Directors. All members of the Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees.

OVERALL OBJECTIVES AND PROGRAMS

    The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to provide incentives to enhance the profitability and growth of the Company, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals, and to recognize the contributions of individuals as well as overall business results.

    In order to achieve this objective, the primary focus of the Compensation Committee has been on the competitiveness of each of the key elements of executive compensation--base salary, annual bonus plan and stock option grants--and the compensation package as a whole. Overall executive compensation is dependent not only upon quantitative factors directly related to the Company's short-term financial performance, but also qualitative factors that strengthen the Company's ability to enhance profitable growth over the long term, such as demonstrated leadership ability, management development, and anticipating and responding to changing market and economic conditions.

BASE SALARY

    The Committee reviews and approves base salary levels of executive officers annually, normally at the beginning of the fiscal year. Target levels are based on the level of responsibility, scope and complexity of the executive's position relative to other senior management positions internally, and the need to provide, when combined with the annual bonus, overall direct compensation at or above the average rates paid by comparably sized-companies. Salary increases are based upon periodic reevaluations of these factors and the performance of the executive in meeting individually assigned objectives.

    During Fiscal 1999, the Committee reviewed the base salaries of the executive officers and adjusted those salaries based on an informal assessment of the competitive marketplace, the job performance of the respective individual and any changes in the scope of the duties and responsibilities assigned to each particular position. Although no specific formula was utilized in determining base salary levels, continued turnover of executive officers in the retail industry generally provides the Committee with a clear barometer of the competitive marketplace. The salary levels of new executive officers generally can be determined by the realities of this marketplace. As new senior management is hired, the Committee believes that the salary levels of other executive officers should be adjusted to reflect the scope and complexity of the existing executive's position relative to that of new senior management.

ANNUAL BONUS

    The Committee believes that a significant portion of the total annual compensation of each executive officer should be contingent on the performance of the Company. Accordingly, the Committee has implemented an annual non-discretionary incentive bonus plan that provides executive officers and other employees with the opportunity to earn annual bonuses. The objective of this plan is to attract, retain, motivate and reward employees by directly linking the amount of any cash bonus to purely objective short-term financial performance of the Company. To the end, each year the Committee establishes a maximum bonus pool based on budgeted financial goals relating to annual increases in comparable store sales and pre-tax net income and establishes threshold and maximum pay-out levels that may be earned based upon the achievement by the Company of those goals. These goals and the amount of the bonus pool are reviewed and adjusted annually. In Fiscal 1999, the Company did not achieve the threshold financial goals and, in accordance with the bonus plan, no bonuses were paid out to executive officers.

    In order to attract a new executive team to the Company, a separate bonus program was established in September 1998, by the Committee, for Messrs. Hanelt, Folkman and Norton (the "Executive Team"). This Executive Team bonus replaces the bonus program described above, for the members of the Executive Team. The Executive Team is eligible for a payment from the Bonus Pool (the "Pool") based on the Company's "Net Income" in any given fiscal year. Net Income is defined as the earnings used in calculating the Company's Earnings per Share. No bonus is paid out for Net Income less than $2,000,000. For Net Income between $2,000,000 and $3,000,000, the Pool is equal to 15% of Net Income. The percentage of Net Income increases for each additional $1,000,000 of Net Income up to $11,000,000. For any amount of Net Income above $11,000,000, the pool is equal to 20% of Net Income. The Pool is divided into three equal shares, one for each member of the Executive Team. For Fiscal 1999, the Pool resulting from Net Income between $2,000,000 and $3,000,000 would have been reduced by payment of the company-wide incentive bonus plan described above (approximately $135,000). The same plan with the percentages adjusted by the Board to reflect reasonable revised earnings targets may be used for subsequent years. Each Executive Team member's employment must continue through December 31 of the fiscal year, for which a bonus may be payable, to be eligible for his one-third share of the Pool, and as such, Mr. Folkman was not eligible for a bonus in 1999. No Executive Team bonus was paid out in 1999.

EMPLOYEE EQUITY OWNERSHIP

    The Committee believes that the third key element of executive compensation--employee equity ownership--is highly motivating and provides a major incentive to employees in building stockholder value. Accordingly, stock options are granted to executive officers to provide long-term incentives for the achievement of the Company's strategic business plan, mission and values and to align the interests of executive officers with those of the stockholders. The Committee determines the size of any stock option to be granted on a basis consistent with the overall objectives and criteria outlined above, taking into consideration the particular executive's performance and level of responsibility within the Company, and the value to the Company of providing such executive with additional motivation toward achieving the Company's short and long-term financial and other goals. The Committee also considers previous grants of stock options and restricted stock and compares the number of options previously granted with those granted to other executive officers, taking into account each individual's level of responsibility, the expected future value of such individual to the organization, and the relationship between the additional incentive and the likelihood of the attainment of individual objectives. Based upon the criteria enumerated above, some of the continuing and all of the new executive officers of the Company were granted options in Fiscal 1999.

    In addition, in order to attract an executive team to the Company, the Committee granted an option of to purchase 250,000 shares of common stock at $3.625 per share, to each member of the Executive Team. These options vest based on the Company's stock price performance. These options vest in different share amounts, upon achieving certain stock prices, which range from $8 per share to $28 per share. Any remaining unvested shares vest seven years after the date of the option grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hanelt was hired as the Company's Chief Executive Officer effective October 19, 1998. Mr. Hanelt's total compensation package, including base salary, stock options and bonus plan, was based on the current marketplace, observed during the Committee's search for a Chief Executive Officer, since January of 1998. Like that of the other executive officers of the Company, Mr. Hanelt's compensation was established based on the marketplace and total compensation necessary in accordance with the foregoing guidelines applicable to all executive officers.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for certain compensation paid to certain executive employees in a taxable year to the extent that the compensation exceeds $1,000,000. However, certain performance-based compensation is not included in calculating the $1,000,000 threshold. Stock options may qualify for this exclusion if the plan under which they are granted meets certain conditions. The Stock Plan currently contains limitations on the number of shares underlying options that may be granted to an optionee within any fiscal year, and, to the extent appropriate, the Company intends to take the necessary steps to conform its compensation practices to comply with the $1,000,000 compensation deduction limit under Section 162(m) of the Code. The Committee does not believe that other components of the Company's compensation are likely to exceed $1,000,000 annually for any executive officer in the foreseeable future and, therefore, has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Committee will reconsider this decision in the event that the individual compensation of any of the Company's executive officers approaches the $1,000,000 level.

                                          THE COMPENSATION COMMITTEE
                                          PEARSON C. CUMMIN III
                                          JULIUS JENSEN III

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for The Nasdaq National Market (U.S. Companies) ("Nasdaq Market Index") and the CRSP Total Return Industry Index for Nasdaq Retail Trade Stocks ("Retail Index") for the five year period ending on January 29, 2000.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                          AMONG NATURAL WONDERS, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ RETAIL TRADE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            1.28.1995  2.03.1996  2.01.1997  1.31.1998  1.30.1999  1.29.2000
NATURAL WONDERS, INC.             100         70        127        106        109         26
NASDAQ STOCK MARKET (U.S.)        100        142        184        218        341        513
NASDAQ RETAIL TRADE               100        113        139        162        198        162
DOLLARS

        *    $100 INVESTED ON 1/28/95 IN STOCK OR INDEX -
           INCLUDING REINVESTMENT OF DIVIDENDS.

                                        1/28/95     2/3/96     2/1/97    1/31/98    1/30/99    1/29/00
                                        --------   --------   --------   --------   --------   --------
Natural Wonders, Inc..................  $100.00    $ 69.70    $127.27    $106.06    $109.09    $ 25.76
Nasdaq National Market--US............  $100.00    $142.17    $184.37    $217.88    $340.53    $513.31
Nasdaq Retail Trade...................  $100.00    $112.89    $138.66    $162.13    $197.71    $162.06

(1) Assumes an initial investment of $100.00 on January 28, 1995. The total return for the Company's stock and for each index assumes the reinvestment of dividends, although no cash dividends have ever been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 4209 Technology Drive, Fremont, California 94538 no later than February 14, 2001, and (ii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Peter G. Hanelt

                                          PETER G. HANELT
                                          CHIEF EXECUTIVE OFFICER, PRESIDENT
                                          AND CHIEF FINANCIAL OFFICER

Dated: April 17, 2000

                                   DETACH HERE

                                      PROXY

                             NATURAL WONDERS, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

     The undersigned hereby appoints Peter G. Hanelt and Pearson C. Cummin III, and each of them, with full power of substitution, as the undersigned's true and lawful agents and proxies, with full power to represent the undersigned and to vote all shares of the stock of Natural Wonders, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the principal offices of the Company located at 4209 Technology Drive, Fremont, California 94538, on Tuesday, May 23, 2000 at 9:00 a.m. local time, and at any adjournment thereof
(1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and
(3) Annual Report of the Company for the fiscal year ended January 29, 2000.

-----------                                                         -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

                                   DETACH HERE

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED, IF NO
SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR 1 AND 2.

1. To elect two (1) Class I directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     NOMINEES: (01) Bruce Beda, (02) Ronald S. Staffieri

          FOR / /        / / WITHHELD
                                                           MARK HERE FOR
     / / _____________________________________________     ADDRESS CHANGE  / /
          For all nominees except as noted above           AND NOTE BELOW

2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending February 3, 2001.

                    FOR       AGAINST        ABSTAIN
                    / /         / /            / /

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Sign exactly as each name appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. If signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please provide your full title. If shares of stock are held of record by a partnership or limited liability company, please have an authorized person sign in the partnership or liability company name. Please date the Proxy.

THANK YOU FOR YOUR VOTE.


Signature: __________________________   Date: _________________

Signature: __________________________   Date: _________________